Exhibit 12

                           CERTIFICATE OF AMENDMENT OF
             CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

                                       OF

                              EVOLVE SOFTWARE, INC.



     It is hereby certified that:

     1.     The  name  of  the  corporation  is  Evolve  Software,  Inc.  (the
"Corporation").

     2. The Certificate of Designation of Series B Preferred Stock of the Corporation as filed on August 20, 2002, as amended on August 20, 2002, (the "Certificate of Designation") is hereby amended by deleting in its entirety the second and the third paragraph on the first page thereof and by substituting in lieu of said paragraphs the following new paragraphs:

     "That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation on August 22, 2002, adopted a resolution increasing the number of shares designated Series B Preferred Stock, par value $0.001 per share, to 750,000 shares and amended the following resolution adopted by the Board of Directors of the Corporation on August 20, 2002 to reflect the increased number of shares of Series B Preferred Stock of the Corporation:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation ("Preferred Stock") be and it hereby is created, that the shares of such series shall be designated as Series B Preferred Stock (the "Series B Preferred Stock"), that the number of shares constituting such series shall be 750,000 and that the designation and amount thereof and the preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as set forth herein."


                  [Remainder of Page Intentionally Left Blank]

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     3.     The amendment of the Certificate of Designation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Signed  this  23rd  day  of  August,  2002.



                                             /s/ Art Taylor
                                             ----------------
                                             Art Taylor
                                             Vice President


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